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                                                                     EXHIBIT 6.9



                          AUTHORIZED RESELLER AGREEMENT

         This Agreement (the "Agreement") is made and entered into this 21st day of September, 1999 ("Effective Date"), by and between Qorus.com, a Delaware corporation with its principal place of business at 9800 Sepulveda Boulevard, Los Angeles, California, 90045 ("QORUS"), and C2C Telecom, Inc., Delaware corporation, with its principal place of business at 313 North Sierra Vista, Monterey Park, California 91755. QORUS and C2C TELECOM may be referred to hereafter individually as a "Party" or collectively as the "Parties."

                                    RECITALS

         A. QORUS is in the business of providing certain electronic messaging services;

         B. C2C TELECOM desires to market and resell those services specified in the attached Exhibit A ("Services") to C2C Telecom's Customers (as defined below); and

         C. QORUS is willing to provide Services to C2C Telecom's Customers in accordance with the terms of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.       Definitions.

         1.1. "Affiliate" of a Party shall mean a corporation, partnership, joint venture or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Party.

         1.2. "C2C TELECOM Authorized Reseller" shall mean any current or future entities that are agreed to in writing by both QORUS and C2C Telecom; such agreement shall not be unreasonably withheld by either party.

         1.3. "C2C Telecom Customers" shall mean any person, entity, or C2C Telecom Authorized Reseller that is a customer of C2C Telecom, or a customer of a C2C Telecom Authorized Reseller.

         1.4. "Documentation" shall mean any user guides, manuals, operator guides, installation guides, technical reference guides and other similar reference materials generally made available by QORUS to its customers to facilitate use of the Services, which QORUS shall offer to C2C TELECOM.

         1.5.     "Services" shall be defined as used in Exhibit A.

         1.6.     "Operating Plan" shall be defined in Exhibit B.


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         1.7.     "Contacts" shall be defined in Exhibit C.


2.       Agreement to Provide Services/Grant of Rights

         2.1. QORUS shall provide the Services to C2C TELECOM Customers in accordance with the pricing set forth in the attached Exhibit A and the Operating Plan set forth in the attached Exhibit B.

         2.2. QORUS hereby grants to C2C TELECOM a non-exclusive, non-transferable right to market, promote and resell the Services to current and prospective C2C TELECOM Customers in the United States (the "Territory") provided, however, that C2C TELECOM may market, promote and resell the Services through C2C TELECOM Authorized Resellers, provided that C2C TELECOM shall be responsible for such third parties' observance of the terms and conditions of this Agreement.

         2.3. QORUS hereby grants to C2C TELECOM and C2C TELECOM accepts the right to re-brand the Services and Documentation for use in accordance with the rights granted herein, the Documentation, and branding guidelines as mutually agreed upon by the Parties; provided, however, that (a): any such re-branding shall be subject to QORUS' written approval, may carry a notice identifying the Service as "Powered by QORUS" or such other name and/or copyright notices as may be designated by QORUS, and in a style, color and reasonable size to be designated by QORUS, and (b): any branding with trademarks other than C2C TELECOM's trademarks may be subject to prior approval of QORUS, which may be withheld in QORUS's absolute discretion.

         2.4. QORUS hereby grants to C2C TELECOM the right to utilize QORUS's trade name and any trademarks and service marks (the "Trademarks") in connection with C2C TELECOM's advertising and promotional materials used for the sale of the Services provided that if C2C TELECOM utilizes the QORUS trade name and any trade marks it shall first submit such advertising and promotional materials to QORUS for review and approval, not to be unreasonably withheld. C2C TELECOM has paid no consideration for the use of the Trademarks, and nothing contained in this Agreement shall give C2C TELECOM any right, title or interest in the Trademarks. C2C TELECOM agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any Trademark. In order to comply with QORUS's quality control standards, C2C TELECOM shall: (i) use the Trademarks in compliance with all relevant laws and regulations; (ii) accord QORUS the right to inspect all C2C TELECOM Products, Advertising and Promotional material used in conjunction with this service in order to confirm that C2C TELECOM's use of such Trademarks is in compliance with this Section; and (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Services.





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         2.5.     The grants made herein by QORUS to C2C TELECOM are
                  non-exclusive. QORUS reserves the right in its discretion to use other authorized resellers of the Services covered by this Agreement within or outside of the Territory without obligation or liability of any kind to C2C TELECOM. QORUS also reserves the right to sell the Services or similar products and services to any person or entity not currently a customer of any C2C TELECOM-provided service, using its own personnel or third parties, without obligation or liability of any kind to C2C TELECOM; provided, however, QORUS shall not, during the term of this agreement, knowingly contact current C2C TELECOM Customers for any purpose (other than through general advertising programs) except in the performance of its obligations hereunder.

         2.6. C2C TELECOM acknowledges that nothing in this Agreement grants C2C TELECOM any ownership interest in the Services and that upon termination of this Agreement, C2C TELECOM shall make no claims of such ownership or of any further interest in the Services.

         2.7. No rights or licenses with respect to the Services or the Trademarks (as defined below) are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.


3.       Additional Obligations of QORUS.

         3.1. QORUS shall, at its own expense, provide a proprietary suite of software and equipment necessary to provide remote access communications (the "Equipment"). Such equipment will be the sole property of QORUS and QORUS will be solely responsible for its upkeep and maintenance.

         3.2. QORUS shall provide C2C TELECOM with a copy of the Documentation within a timely period after execution of this Agreement, and shall thereafter provide C2C TELECOM on a timely basis any updates or revisions thereto, for re-branding, reproduction and distribution by C2C TELECOM to C2C TELECOM Customers in accordance with this Agreement and in connection with the marketing and sale of the Services. C2C TELECOM shall maintain all copyright notices of QORUS on the documentation.

         3.3. QORUS shall provide C2C TELECOM and C2C TELECOM Authorized Resellers with training as set forth in the Operating Plan.

         3.4. QORUS shall provide the maintenance and support services for C2C TELECOM and C2C TELECOM Customers, as set forth in the Operating Plan, at no additional cost to C2C TELECOM.

         3.5. QORUS shall notify C2C TELECOM at least 60 days in advance of new products and services not described on Exhibit A and material enhancements which substantially alter the functionality of the Services and are available from QORUS after the Effective Date (collectively, "New



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                  Services"). If QORUS and C2C TELECOM agree that any such New
                  Services will be offered to C2C TELECOM Customers, such New Services will be added to Exhibit A.

4.       Obligations of C2C TELECOM.

         4.1. C2C TELECOM shall use diligent commercial efforts to market and sell the Services to C2C TELECOM Customers and other prospective customers. C2C TELECOM shall not sell or market, to its customers, services that are in direct competition to the Services. If C2C TELECOM C2C intends to offer complementary services in conjunction with similar service offerings to QORUS Services, then QORUS has the first right of refusal to offer such services within a reasonable time frame to be not less than 90 days. C2C TELECOM shall develop at its own expense, all marketing, sales, and promotional materials used in connection with C2C TELECOM's marketing and sale of the Services.

         4.2. C2C TELECOM shall accurately represent the Services to C2C TELECOM Customers or prospective C2C TELECOM Customers and prospective C2C TELECOM Authorized Resellers and shall make no claims, representations or warranties in connection with the Services other than as set forth in QORUS's Documentation, the forms or orders provided by QORUS, or as otherwise expressly authorized by QORUS in writing.

         4.3. C2C TELECOM shall provide the first and second line maintenance and support services for C2C TELECOM and C2C TELECOM Customers, as set forth in the Operating Plan.

5.       Customer Registration and Payment.

         5.1. C2C TELECOM Customers shall register for the Services as described in Exhibit B.

         5.2. QORUS's description and pricing of Services to C2C TELECOM and its suggested pricing for the Services to distributors and at retail is set forth in Exhibit A, provided however that pricing to C2C TELECOM Customers shall be determined by C2C TELECOM in its sole discretion.

         5.3. QORUS shall be responsible for providing a single, standardized daily electronic billing feed (format to be determined and agreed upon between the Parties within 7 days of the date hereof) to C2C TELECOM via electronic file transfer, which includes all service usage and billing information, by C2C TELECOM Customer, for the previous month. Payment terms will be Net 30 days. Such payments will be made by C2C TELECOM to QORUS regardless of C2C TELECOM's ability to collect its charges from C2C TELECOM Customers.

         5.4. C2C TELECOM, and its C2C TELECOM Authorized Reseller, shall be responsible for and pay all taxes applicable to amounts billed to C2C TELECOM Customers under this Agreement (excluding taxes based on QORUS's income, net worth or capital).

         5.5. All amounts due and owing to QORUS hereunder but not paid by C2C TELECOM on the due date thereof shall bear interest at the rate of the lesser of: (i) one and one-half per cent



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                  (1 1/2%) per month; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

6.       Term and Termination.

         6.1. The initial term of this Agreement shall commence as of the Effective Date and will continue for a period of one (1) year (the "Initial Term"). At the conclusion of the Initial Term and any subsequent term, this Agreement shall automatically be extended for an additional one (1) year term unless either Party provides the other Party with written notice of its intention not to renew this Agreement at least three (3) months prior to the expiration of the then current term.

         6.2.     This Agreement may also be terminated as follows:

                  a. At any time upon the mutual written agreement of the Parties; or

                  b. By either Party immediately if the other Party fails to cure any material breach within fifteen days following receipt of written notice thereof; or

                  c. By either Party immediately upon giving written notice to the other Party if the other Party has a receiver, administrator, administrative receiver or liquidator appointed; if the other Party passes a resolution liquidating the Party, if any court of competent jurisdiction issues an order to that effect, or if the other Party enters into any arrangement with its creditors, becomes insolvent or ceases to carry on business.

         6.3. Upon termination or expiration of this Agreement, the Parties agree to cooperate in good faith to effect an orderly wind-up of the relationship created under this Agreement. QORUS shall complete all orders, which it has accepted and C2C TELECOM shall remain obligated to pay all amounts owing to QORUS hereunder. Termination of this Agreement shall not limit either party from pursuing any other remedies otherwise available to it. After the termination of the contract, Qorus will provide services to any accounts still open for a period of six months, for which C2C Telecom, Inc. will pay Qorus a flat fee of $8.00 (no more and no less) per month per account for maintenance and service, until the account is closed or transferred.

         6.4. In the event of a termination of this Agreement pursuant to its terms or upon expiration of this Agreement, QORUS shall not have any obligation to C2C TELECOM, or to any employee of C2C TELECOM or C2C TELECOM Authorized Reseller, for compensation or for damages of any kind, whether on account of the loss by C2C TELECOM or such employee or C2C TELECOM Authorized Reseller of present or prospective sales, investments, compensation or goodwill. C2C TELECOM hereby waives any rights, which may be granted to it under the laws and regulations of the Territory or otherwise, which are not granted to it by this Agreement. C2C TELECOM hereby indemnifies and holds



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                  QORUS harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of C2C TELECOM or a C2C TELECOM Authorized Reseller under any applicable termination, labor, social security or other similar laws or regulations.

7.       Confidentiality.

         7.1. The Parties agree that the following provisions shall govern the anticipated mutual disclosure and use of confidential and proprietary information under this Agreement.

                  . As used in this Agreement, the term "Proprietary Information" shall mean information that is transmitted or otherwise provided by or on behalf of either Party to the other Party related to this Agreement and the services to be performed hereunder, and that may be reasonably understood from legends, the circumstances of disclosure or the nature or the information itself, to be proprietary and/or confidential to the disclosing party. Proprietary Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. Proprietary Information shall include, without limitation, a Party's business plan, customer names and information relating to the customers, information regarding other material third party relationships which a Party may obtain in the course of performance under this Agreement, and scientific or technical data, design or process. Notwithstanding the foregoing, Proprietary Information shall not include any information that:

                            (i)     was publicly known at the time of
                                    discloser's communication thereof to
                                    recipient;

                            (ii) becomes publicly known through no fault of recipient subsequent to the time of discloser's communication thereof to recipient;

                           (iii) was in recipient's possession free of any obligation of confidence at the time of discloser's communication thereof to recipient;

                           (iv) is developed by recipient independently of and without reference to any of discloser's Proprietary Information or other information that discloser disclosed in confidence to any third party;

                           (v) is rightfully obtained by recipient from third parties which made such disclosure without restriction; or

                           (vi) is identified in writing by discloser as no longer proprietary or confidential.

         7.2. In the event recipient is required by law, regulation or court order to disclose any of discloser's Proprietary Information, recipient will promptly notify discloser in writing prior to making any such disclosure in order to facilitate discloser seeking a protective order or other appropriate



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                  remedy from the proper authority. Recipient agrees to
                  cooperate with discloser in seeking such order or other remedy. Recipient further agrees that if discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, it will furnish only that portion of the Proprietary Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Proprietary Information.

         7.3. The Parties acknowledge that their respective Proprietary Information, as well as their respective intellectual property rights pursuant to this Agreement, are unique and valuable, and that breach by either Party of the obligations of this Agreement regarding such Proprietary Information and intellectual property rights will result in irreparable injury to the affected Party for which monetary damages alone would not be an adequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of such provisions, the affected Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

         7.4. Each Party receiving Proprietary Information shall, as to any Proprietary Information that may be disclosed to it by the other Party hereunder: (i) use the Proprietary Information only in the performance of this Agreement and (ii) protect such Proprietary Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. Recipient may disclose Proprietary Information received hereunder to its Affiliates and its employees and subcontractors, who have a need to know, for the purpose of this Agreement, and who are bound to protect the received Proprietary Information from unauthorized use and disclosure provided that in any event recipient shall remain liable for breaches by any such third parties of the provisions of this Section. Proprietary Information shall not otherwise be disclosed to any third party without the prior written consent of the discloser.

8.       Compliance with Regulations.

         Each party shall comply, in all material respects, with all applicable statutes, laws, regulations, tariffs and orders adopted or issued by any governmental authority governing its performance under this agreement including, but not limited to, all relevant export and re-export controls under the U.S. Export Administration Regulations and/or similar regulations of the U.S. or any other country. Each party shall cooperate with the other as reasonably necessary to permit QORUS to comply with such laws and administrative regulations.

9.       Representations and Warranties.

         9.1. QORUS represents and warrants to C2C TELECOM, its Authorized Resellers and no other person or entity that:



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                  a.       the Services will perform substantially as described
                           in the Documentation. C2C TELECOM's exclusive remedy for breach of this warranty is QORUS re-performing the Services for no additional charge;

                  b. it has not incorporated in the Services, and, to QORUS's knowledge, the Services do not contain any "time bomb", "worms", viruses, locks, drop dead devices or other routines or components to permit unauthorized access, disable the software or data, harm the system on which the software is run or performance and other actions which would impair the value or operation of the Services;

                  c. to QORUS's knowledge, the Services do not infringe upon or violate any patent, copyright, trademark, or other intellectual property or proprietary right of any third party and do not constitute a misappropriation of trade secrets of any third party.


         9.2. Year 2000 Compliance. QORUS warrants that QORUS's provision of Licensed Product to C2C TELECOM, and any related deliverables provided to C2C TELECOM under this Agreement, will not be adversely affected by the occurrence or use of dates before, on, or after January 1, 2000 A.D., including dates and leap years between the twentieth and twenty-first centuries ("Millennial Dates"). Any deliverables (including any software, hardware or firmware product(s) delivered by QORUS to C2C TELECOM) will without error or omission, create, receive, store, process and output (collectively, "Compute") information related to Millennial Dates. This warranty includes, without limitation, that the deliverables will accurately, and without performance degradation, compute Millennial Dates, date-dependent data, date-related interfaces, or other date-related functions (including, without limitation, calculating, comparing, and sequencing such functions). At C2C TELECOM's request, QORUS will provide written evidence sufficient to demonstrate adequate testing and conversion of the deliverable to meet the foregoing requirements. In all cases, the parties agree that Year 2000 compliance of Services will be dependent upon Year 2000 compliance of C2C TELECOM Customers' email systems and other software and hardware. QORUS shall not be responsible for the failure of its vendors and their services and products to be Year 2000 compliant.

10.      Disclaimer on Warranties; Limitation of Liability.

         10.1. EXCEPT AS SPECIFICALLY MADE IN THIS AGREEMENT, QORUS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT.

         10.2. EXCEPT AS IS PROVIDED IN ARTICLE 11 BELOW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, OR ANY AFFILIATE THEREOF BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST



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                  REVENUE OR PROFITS OR OTHER LOST ECONOMIC ADVANTAGE) ARISING
                  OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF, WHETHER SUCH CLAIMS ARE BASED ON BREACH OF CONTRACT, STRICT LIABILITY, TORT, OR ANY OTHER LEGAL THEORY AND EVEN IF THE OTHER PARTY KNEW, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES HAVE AGREED THAT THE LIMITATION SPECIFIED IN THIS SECTION WILL SURVIVE AND APPLY IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

         10.3. Limited Damages. IN NO EVENT (EXCEPT AS IS PROVIDED IN ARTICLE 11 BELOW) SHALL QORUS's LIABILITY TO C2C TELECOM IN CONNECTION WITH THIS AGREEMENT EXCEED AMOUNTS PAID TO QORUS BY C2C TELECOM UNDER THIS AGREEMENT. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION ANY ACTION FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS.

11.      Indemnification

         11.1. Each Party agrees to indemnify the other and its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgments, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with a breach of or default by a Party of any provision of, or representations or warranties set forth in this Agreement, except to the extent any of the foregoing is caused by the gross negligence or willful misconduct of the other Party.

                  QORUS agrees to indemnify C2C TELECOM, its directors, officers, agents and employees harmless from and against any and all losses, liabilities, judgments, damages, costs and expense, including reasonable attorneys' fees and court costs, resulting from or arising out of any charges, claims, suits, actions, causes of action, of any kind and description, brought by any third party as a result of or in connection with any claim that the use or sale of the Services by C2C TELECOM or any C2C TELECOM Customer infringes on the intellectual property rights of any third party or constitutes a misappropriation of a trade secret of any third party; provided, however, that:

                  (a) In the event that any Service is held in a suit or proceeding to infringe any intellectual property rights of a third party and the use or reselling of such Service is enjoined, or QORUS reasonably believes that it is likely to be found to infringe or likely to be enjoined, then QORUS shall, at its sole cost and expense, either (i) procure for C2C TELECOM the right to continue using and reselling such Service, or (ii) modify such Service so that it becomes non-infringing.



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                  (b) QORUS shall have no obligation for any claim of
                  infringement arising from: (i) any combination of Services with products or services not supplied or approved in writing by QORUS, where such infringement may not have occurred but for such combination; (ii) the adaptation or modification of Services not performed by QORUS, where such infringement would not have occurred but for such adaptation or modification;
                  (iii) the use of Services in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; or (iv) a claim based on intellectual property rights claimed by C2C TELECOM or any of its Affiliates.

                  (c) This Section 11.1 states C2C TELECOM's sole and exclusive remedy in the event that a Service infringes on the intellectual property right of any third party.

         11.2.    In the event a claim which is covered by the terms of this
                  Section is made by a third party against either C2C TELECOM or QORUS, the party receiving the claim and entitled to indemnification hereunder (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and the indemnification obligation arising thereunder. The Indemnifying Party shall be accorded control of the defense and of all negotiations for settlement or compromise of such claim and the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of such claim. The Indemnified Party may at its own expense, be represented in such defense. The Indemnifying Party shall promptly adjust, settle for defend or otherwise dispose of the claim at its sole cost and expense. The Indemnifying Party may not agree to any settlement, which imposes liability on the Indemnified Party without the prior written consent of the Indemnified Party.

         11.3 In the event a claim is based partially on an indemnified claim described in Section 11.1 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by QORUS pursuant to Section 11.1 above and partially on a claim indemnified by C2C TELECOM pursuant to
                  Section 11.1 above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.


12.      Arbitration Clause.

         Any dispute or disagreement arising between the Parties in connection with this Agreement, which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon in writing) from the date that either Party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in Los Angeles County, California, in accordance with the American Arbitration Association Commercial Arbitration Rules and Procedures. The cost of the arbitration, including the fees and expenses of the arbitrator(s) and legal counsel, will be shared equally by the parties unless the award otherwise provides. Each Party will be responsible for its own legal fees; provided, however, that the prevailing party in any arbitration proceeding shall be entitled to reimbursement of its legal fees and costs by the non-prevailing party.



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13.      Publicity.

         No news, media or other informational releases public announcements, public disclosures, advertising or marketing materials concerning or referencing any part of the terms and conditions of this Agreement, including exhibits hereto, either Party's performance hereunder, or any other aspect of the Agreement shall be made or distributed without the express prior written approval of the other Party.

14.      Force Majeure.

         Neither Party will be liable for any failure to perform (other than payment obligations) due to unforeseen circumstances or causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts or civil or military authorities, fire, flood, accident, shortages of fuel, raw materials or equipment, provided that the delayed Party has taken reasonable measure to notify the other in writing of the delay.

15.      Miscellaneous.

         15.1. Non Waiver. The failure of either Party to insist upon the strict performance of any terms, covenants and conditions of this Agreement at any time, or in any one or more instances, or its failure to take advantage of any of its rights hereunder, or any course of conduct or dealing, shall not be construed as a waiver or relinquishment of any such rights or conditions at any future time and shall in no way affect the continuance in full force and effect of all the provisions of this Agreement.

         15.2. Relationship of Parties/Independent Contractors. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between QORUS and C2C TELECOM. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Neither Party shall have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors. Neither Party shall have any authority to bind or commit the other. Except as expressly agreed in writing each Party shall bear its own costs and expenses incurred under or in conjunction with performance of this Agreement.

         15.3. Headings. Headings used in this Agreement are for convenience and reference only and shall not be construed as altering the meaning of this Agreement or any of its parts.

         15.4. Applicable Law. This Agreement shall be interpreted construed and governed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

         15.5. Survival. The Parties agree that Section 6.3, 6.4, and Articles 7, 10, 11, 12, 13, 14 and 15 shall survive the expiration or any earlier termination of this Agreement.



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

         15.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining terms shall not be affected. The Agreement shall be interpreted as if the illegal, invalid or unenforceable provision had not been included in it, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closes to the intention of the Parties underlying the invalid or unenforceable provision.

         15.7. Notices. All notices, request, demands, or communications required or permitted hereunder shall be in writing, delivered personally, by registered mail with return receipt, by overnight delivery service, by electronic mail (with confirmed receipt), or facsimile (with confirmed receipt), at the respective addresses set forth below (or at such other addresses as shall be given in writing by either Party to the other). All notices, requests, demands or communications shall be deemed effective upon receipt for personal delivery, on the business day following the date of sending by electronic mail, facsimile or overnight delivery service, or three days after mailing. E-mail notices shall be effective upon receipt provided that a confirmation copy thereof is posted as provided above on the date of transmission.


         QORUS:            Chief Financial Officer
                           QORUS.COM
                           9600 Sepulveda Blvd.
                           Los Angeles, CA   90045
                           Fax (310) 258-8460

                           William F. Capps, Esq.
                           JEFFER, MANGELS, BUTLER & MARMARO LLP
                           2121 Avenue Of the Stars, 10th Floor
                           Los Angeles, CA 90067
                           Fax (310) 203-0567


         C2C TELECOM:      Gene Chu
                           Chief Executive Officer
                           C2C Telecom
                           1000 Freemont Ave. Ste 4203
                           Alhambra, CA 91803

         15.8. Assignment. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign this Agreement without the prior express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, either Party, without the consent of the other, assign its rights and obligations hereunder to an Affiliate, or to a successor in interest or to a purchaser of all or substantially all of its assets or of the assets of that portion of its business as to which this Agreement pertains. Any prohibited assignment shall be null and void.



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

         15.9. Entire Agreement. This Agreement, including Exhibit A, Exhibit B and Exhibit C hereto constitutes the entire understanding of the Parties, and supersedes all prior or contemporaneous written and oral agreements, representations or negotiations with respect to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by both Parties.

         15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


C2C TELECOM, INC.                           QORUS.COM



By:                                         By:
    ---------------------------------           --------------------------------
Name:  Gene Chu                             Name:
Title:  President                           Title:


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


                                    EXHIBIT A

                              SERVICES AND PRICING

SERVICE DESCRIPTION

o    GENERAL:
     -    5 MB allocated disk space for message storage
     -    Personal email address
     - Personal direct DID or 800 (or 888/877) phone number for voice and fax deposit and retrieval

o    FAX CAPABILITIES:
     - Fax to any fax number from web interface, Internet email client or phone (retrieve existing fax from inbox via phone)
     -   Receive notice of incoming fax via pager or cell phone
     - Send or forward fax to any fax number from telephone or browser interface
     -   View faxes similarly to viewing e-mail
     -   Broadcast fax capabilities
     -   Forward fax to e-mail addresses

o    E-MAIL CAPABILITIES:
     -   Send to and receive from all standard e-mail systems
     -   Send to multiple e-mail addresses
     -   Attach files to e-mail messages
     -   Send to any combination of e-mail, faxes, pagers
     - Listen to e-mail on telephone in same fashion as listening to voice mail
     -   Use QORUS features with existing e-mail clients
     -   Send to any fax number
     -   Send to multiple fax numbers
     -   Notification of e-mail arrival via pager or cell phone
         Consolidation of multiple email addresses into QORUS account - color coded by address

o    VOICE MAIL CAPABILITIES:
     -   Leave voice mail in QORUS via telephone
     -   Retrieve voice mail from QORUS telephone access
     -   Retrieve voice mail from computer with multimedia PC
     -   Notification by fax if a voice mail is received
     - Send, reply, or forward voice mail to e-mail using the telephone interface
     -   Notification by page or cell phone if a voice mail is received



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
o   PAGING CAPABILITIES
    -    Page from telephone interface with address book option
    -    Send pages from browser interface with address book option
    - Supports multiple paging providers: numeric, alphanumeric and pager enabled cellular phones

o   OTHER SERVICES
    -    Remote access to mailbox using the Internet or touch-tone phone
    -    Platform/operating system independent
    - Full service e-mail/phone/fax/pager address book accessible from both the Internet and the telephone interfaces
    - Full scheduling features which allow user to create a unique set of instructions for QORUS to handle, forward or hold incoming and outgoing messages
    -    Message transmission events can be pre-set based on any combination of:
    -    Type of message(e-mail, fax, voice, page)
    -    Start and end date and/or start and end time
    -    Day of week
    -    Filter an incoming message by email address
    -    Address message to any type or individual

PRICING

o Qorus normally provides services on a flat monthly fee basis, but in this agreement, the fee paid to QORUS shall be based upon the revenues and/or profits generated by online advertising (sponsors, etc) and any minutes driven through the combined Qorus and C2C systems.

o C2C Telecom, Inc will provide to Qorus on a monthly basis, 20% of the advertising revenue from its website, pincity.com.

o C2C Telecom, Inc. will provide 50% of the gross margins earned through the unified messaging accounts. (including minutes to call mailbox, to call international or domestic long distance for the purpose of faxing or leaving a voice-mail and retrieving messages via the calling card). Gross margins shall mean all revenues less operating costs, but excluding interest, depreciation, amortization and payments or distributions to the owners of C2C (whether or not paid as salaries or dividends).

o Qorus shall have the right to examine the books and records of C2C Telecom from time to time to determine C2C's compliance with this Agreement. In the event of any shortfall, in addition to the shortfall, C2C shall promptly pay the cost of the review.

o In its sales agreements for unified messaging, C2C will require its customers to incur at least $1 monthly usage payments within the first three (3) months. Should its customers fail to meet the usage requirement in that period, C2C will either terminate their services or charge them a monthly service fee. For the accounts which pay a monthly service fee, C2C will pay Qorus seven(7) dollars per account per month.

ADDITIONAL PRICING:

Pricing for additional features such as additional allocated disk space in 5MB increments beyond 5 MB will be $.75 per month per subscriber.

Telco revenues for fax and pages sent from the UM platform and any 800/888/877-toll usage by subscribers for accessing an individual 8xx number, will be shared by Qorus at a 50/50 gross margin split. C2C Telecom will bill subscribers at no less than $.10 USD per minute billed at 60-second increments.

Qorus agrees to change all Qorus branding to pincity.com brand, including e-mail address accounts, fax cover sheets, etc.

Any additional consulting, programming and/or development will be billed at normal Qorus rates of US $110.00 per hour. Any out of pocket expenses, including on-site visits, will be paid for by C2C Telecom.



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

                                    EXHIBIT B

                                 OPERATING PLAN

MARKETING AND SALES

C2C Telecom will make best efforts to identify target customers, create appropriate collateral, advertising and other specific sales efforts to secure commitments from C2C Telecom's customers to buy Qorus services. Such activities will be directed toward prospective market segments, which are known to have clear need for Qorus services.

Initially, C2C Telecom will target its existing customer base. There after, it will concentrate its marketing focus on the following:

MARKETING:

1.       Media
         a.  Radio
         b.  Newspapers
         c.  Business wires
2.       Internet
         a.  Banner Ads - Business / Travel sites
         b.  Search Engine Registration
         c.  Link Exchange
         d.  Targeted marketing - direct mail
3.       Promotions
         a.  give away
         b.  referral program
         c.  special events

DISTRIBUTION CHANNELS:

1.       Individuals - sign-up right on the web, hassle free.
2.       Small Businesses - Allow to setup home or small offices anywhere
3.       Corporations - customized services according each company's needs


Qorus will help C2C TELECOM secure customers through any or all of the following means:

- Supply existing marketing materials to C2C TELECOM for distribution or original work for incorporation into C2C Telecom -developed materials.
- Periodic visits to C2C TELECOM by Qorus personnel to assist with presentation and explanation of Qorus services.
-    Promotional programs as mutually agreed by the parties.

ACCOUNT CREATION/CLOSURE

C2C TELECOM customers will sign-up directly with C2C TELECOM by calling a toll-free number or through a C2C Telecom-branded registration web page. In either case, the customer may supply a pre-assigned reference number identifying them as a C2C TELECOM customer and the appropriate account configuration.

The customer will be assigned appropriate telephone access numbers and email id. The account will be available for usage at C2C Telecom's discretion.

BILLING

C2C TELECOM at the end of each month will provide to QORUS all Call Detail Records from C2C's platform to assure compliance with the revenue/profit share program.

Qorus will work with C2C Telecom in capturing usage of the system by subscribers in order for C2C Telecom to bill their customers for additional storage, minutes of usage, long distance faxes, etc. The rate table will contain agreed upon minimum pricing between the Parties on a per minute charge and additional storage will be billed at agreed upon minimum pricing between the Parties on a per month for each additional 5MB.

CUSTOMER SUPPORT

C2C TELECOM will supply the first and second line of support to its users. This includes telephone and email-based questions and problems. Qorus will provide third tier support, which includes system failures only.

TRAINING

A. Qorus will provide customer service/technical support training to C2C TELECOM service support technicians in order for C2C TELECOM to be able to provide first and second tier support to C2C TELECOM Customers, and to document escalation procedures. Estimated length of this training - 2 days. C2C Telecom will pay out of pocket expenses but not for training.

SERVICE ENHANCEMENTS

Qorus will, from time to time, add features to the services. These additional features will be made available to C2C TELECOM and its customers as well. If Qorus adds significant functionality, which results in a retail price list change, C2C TELECOM will be given the option to offer these services at a revised pricing schedule to reflect such new services.



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

OPERATIONS

o C2C Telecom will provide and provision all Telco circuits, Internet bandwidth, co-location facility and backup power for QORUS communication servers required to support C2C Telecom subscribers

o Upon QORUS request, C2C Telecom will also provide rack space for a monthly fee of $300.00 to Qorus for other QORUS communication servers

o All UM accounts will be opened with a credit card and only accessible through the C2C platform (or direct dial individual 8xx numbers to the Qorus system) to allow usage of minutes and drive revenues for both parties. At no time will accounts be opened that have UM account access without driving Telco minutes that drive shared revenue for both parties. If accounts are determined to be used with web access only and from a phone that does not drive minutes on C2Cs network, then those accounts will have the option to change to direct dial 8xx numbers to the Qorus platform and/or pay a monthly fee (at a flat rate o f $7.00 for Qorus) for use of the account. Any UM accounts that have been established for access through the C2C platform may have inactive periods that do not drive revenue. These accounts will be reviewed monthly by both parties to determine if they will be closed or temporarily disabled.

                                    EXHIBIT C
                                    Contacts


Contacts for Project Management
Qorus - John Kemp
C2C Telecom - Kwong Chen

Contacts for Marketing Support
Qorus - Tami Timperio, Senior Director of Marketing
C2C Telecom - Josephine Chang

Contacts for Third Tier Support
Qorus - Alan Paige  -
Authorized C2C Telecom personnel for access to Qorus support - Wei Cheng

Contacts for Development and customization
Qorus - Bill Long
C2C Telecom - Kwong Chen


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